MAY 4, 2017 / 03:00PM GMT, LCII - Q1 2017 LCI Industries Earnings Call

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LCII - Q1 2017 LCI Industries Earnings Call

EVENT DATE/TIME: MAY 4, 2017 / 03:00PM GMT

MAY 4, 2017 / 03:00PM GMT, LCII - Q1 2017 LCI Industries Earnings Call

CORPORATE PARTICIPANTS
Brian Michael Hall LCI Industries - CFO
Jason D. Lippert LCI Industries - CEO and Director
Scott T. Mereness LCI Industries - President
Tyler Deur Lambert Edwards

CONFERENCE CALL PARTICIPANTS
Craig R. Kennison Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
Daniel Joseph Moore CJS Securities, Inc. - MD of Research
Kathryn Ingram Thompson Thompson Research Group, LLC - Founding Partner, CEO, and Director of Research
Stephen O'Hara Sidoti & Company, LLC - Research Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the LCI Industries' Q1 2017 Earnings Conference Call.

(Operator Instructions)

As a reminder, this conference call may be recorded.

I would now like to introduce your host for today's conference, Tyler Deur from Lambert Edwards. Please go ahead.

Tyler Deur - Lambert Edwards

Thank you. Good morning, everyone, and welcome to the LCI Industries' 2017 First Quarter Conference Call. I am Tyler Deur with Lambert Edwards, LCI's Investor Relations firm, and I'm joined on the call today by members of LCI's management team, including Jason Lippert, CEO and a Director; Scott Mereness, President; and Brian Hall, CFO.

Management will be discussing first quarter results in just a moment. But first, they have asked me to inform you that certain statements made in today's conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties.

As a result, the company cautions you that there are a number of factors, many of which are beyond the company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are discussed in the company's earnings release, in its annual report on Form 10-K and in its other filings with the SEC.

The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

With that, I'd like to turn the call over to Jason Lippert. Jason?

Jason D. Lippert - LCI Industries - CEO and Director

MAY 4, 2017 / 03:00PM GMT, LCII - Q1 2017 LCI Industries Earnings Call

Thanks, Tyler. Good morning, everyone, and thanks for joining us on today's call. As we continue to focus on our strategic plan and objectives, total revenues in Q1 reached approximately $498 million, up almost 18% from $423 million in first quarter of 2016. Our EPS grew from $1.45 per diluted share to $1.71 per diluted share, an 18% increase. April sales were very strong coming in at $167 million compared to $145 million in April of 2016, a 15% increase.

The industries that we serve are on a roll and enjoying steady and solid growth. The top story for our company through Q1 is continued RV industry growth as shipments topped a record 40-year high. Backlogs are at record levels also with some OEMs backordered into August on several product lines and dealers are reporting great retail traffic and record show attendance. Additionally, OEMs are continuing to add capacity and opening new production facilities to meet continued increased demand.

Once you factor these in along with consumer confidence at a 16-year high and the stability in gas and consumer lending, all these indicators point to a banner year for 2017 where shipments could reach over 450,000 units. In addition, we remain very positive about organic sales growth as we estimate our total addressable market opportunities at just over $4 billion.

We and other industry leaders have been saying for the last 2 years now that we feel confident that the industry will hit 500,000 units at some point before 2020, and we still feel strongly about that statement. RV products are attractive and more affordable with more technology and features that are clearly attracting new age groups and ethnicities to the RV and outdoors lifestyle.

In a recent RV business and Wells Fargo survey, 88% of the dealers surveyed said they have noticed an appreciable amount of first time buyers in 2016, which is huge for our business. GenX and millennial generations are purchasing their first entry level RVs and are adopting the mobile lifestyle in bigger than anticipated numbers. And as these younger generations and first time buyers adopt the mobile lifestyle, it will help sustain the long-term health of the RV industry. The Outdoor Industry Association recently in this -- recently released a study showing that the outdoors industry, in total, generates almost $900 billion in annual revenue, twice that of automobiles and other big-ticket consumer items. This points to the fact that the outdoors lifestyle is one that is very important to many Americans. Community, family and outdoors are engrained deeply in American way of life and this will continue to bring more people to the RV lifestyle.

Our content for the trailing 12 months was up about $80 from Q1 2016 to $3,058 per towable RV and up about $164 over Q1 2016 to $2,022 per motorhome. Increasing demand for travel trailers continues to be a trend, and while we have less content on travel trailers than fifth-wheels, we have demonstrated the ability to increase content per vehicle year-over-year for over 20 years. We have proven -- we have the proven ability to develop new product and add content and new features to existing products and penetrate all vehicle classes and brands as well as execute on growing market share in existing and new product lines.

Because we realize how important new product growth is to our continued strategy and success, we have bolstered our world-class research and development teams. Last year, we released the industry's first ever one-touch automatic leveling system designed for travel trailers and it was a big success. As the only true and patented automatic leveling system for trailers on the market, we are already averaging a few hundred systems per week. We expect at the Open House in August that many other brands will pick up this popular trend that started about 6 years ago when we launched the first ever patented fifth-wheel automatic leveling system. The days of manually cranking jacks up and down on any-sized RVs are coming to an end. Our leveling systems have been working their way into lower and lower price points and now are hitting the travel trailers, which is the largest segment in RVs. This year, we will release an aftermarket version of leveling that can be installed on any of the several million used travel trailers that are already on the road today.

We also recently launched some great new hitching concepts such as the Jack-it bike carrier and kayak rack. Hitch related products are approximately a $600 million market, and because RVers are taking more and more things with them when they travel, we are trying to develop more creative hitching solutions that fit right into our chassis products.

Also we are continuing momentum with our MyRV product line, which allows RVs to connect many of their RV products and functionality to their mobile devices. We expect to see significant traction in the coming years and feel we're in the driver's seat as we not only developed the technology, but many products our viewers want connectivity to are LCI products.

We have also recently launched more new awning products in the OEM and aftermarket, as well as a new entry step which are all creating a lot of excitement in the industry. In another development, we launched our marine R&D recently and are working on some exciting new seating, electronic and hydraulic-related products for boats. All in all, R&D will continue to be a huge driver of our organic growth at LCI.

Growth outside the RV industry and our adjacent markets continued as our sales were up here 17% from Q1 2016. Recently, we attended two shows in the heavy trucking industry as well as a national educational procurement show touting our vast manufacturing capabilities. Feedback and reception at these two shows were extremely positive and present new revenue opportunities for our many product lines. The marine industry continues to grow at a steady pace and has plenty of market share opportunity.

We have several new products in the pipeline designed specifically to enhance the boating lifestyle. In an exciting new development for us next month, we will be attending the Home and Hardware show and debut our residential awning product line, which we believe is approximately a $70 million market. We've also designed new mattress products for college dorms, which is an approximately a $50 million market. Considering we build more mattresses annually than anyone else in the country, we should be in a great position to do well in this new space. Whether it's awnings, windows, mattresses, furniture, steel or aluminum products, we have the facilities, the products, the leadership teams and the proven ability to develop customer relationships with our fantastic sales and operations teams. Our adjacent markets strategy will continue to be very important to our growth story as we organically -- and organically and through acquisitions grow in these adjacent markets.

Aftermarket sales grew 20% from Q1 2016 to $36 million in Q1 2017. We have invested heavily in this area over the last 12 months by adding over 100 professionals in our call center. Along with personnel additions, we've added some significant one-time costs to get our awning program rolling at many RV dealers and wholesale distributors. Mix shift also contributed to our decrease in operating profit compared to Q1 2016 in the Aftermarket Segment and we believe we will see improvement in coming quarters.

MAY 4, 2017 / 03:00PM GMT, LCII - Q1 2017 LCI Industries Earnings Call

We are still in early innings in the aftermarket opportunity as we continue to set up more and more dealers and wholesale distributors and really work to make sure there will be long-term margin growth and traction in all aftermarkets, not just the RV aftermarket.

Most importantly, LCI puts over $1 billion plus in component parts into new RV vehicles every year. We've expanded our content into other adjacent markets, which will lead -- which will lend itself eventually to aftermarket sales in those markets, such as marine, buses and cargo trailers.

April's Aftermarket sales were $13 million, up significantly compared to $10 million last April, a 28% increase. With over $8 billion worth of components in the RV market today, coupled with our continued focus on being the industry leader on OEM component sales and customer service, along with turbocharged new product development, aftermarket sales should continue on a great pace of growth for the foreseeable future.

In February, we announced the acquisition of Sessa Klein outside of Milan, Italy, which manufactures highly-engineered window systems for high-speed and commuter trains. There are train systems all over the world that utilize Sessa Klein's windows systems and their -- with their excellent leadership team, we are confident that we will be able to grow this new adjacency given LCI's commitment to add resources. Even more exciting is our strategy to engage them to help design window products for the caravan industry in Europe. Sessa Klein sales total approximately S11 million in 2016. Their size somewhat restricted them from landing larger contracts with train manufacturers, but now with the backing of our company, of our size and integrity, there are more of these larger volume opportunities available for them.

Regarding new acquisition opportunities, the pipeline remains full. Seven of our last 9 -- over $150 million revenues of acquisitions have focused on products that are outside of our core RV market. While we plan on making opportunistic acquisitions in the RV industry, we are laser focused on finding good acquisition candidates to supply products to the bus, marine, heavy truck, cargo trailer, trains and international caravan markets as well as the aftermarket for all these markets.

As our brand and reputation has grown over the last several years in these areas, acquisition conversations become easier, much like it did in the RV market. Our long-term focus and strategy in these markets is working and potential customers are taking notice and are excited about our people, our product development and service strategies. In addition, as part of our acquisition strategy, we are focusing our attention on acquisition candidates whose revenues are much larger than in past acquisitions.

I want to take a second to make sure we address the well-documented tight labor market in our industries, specifically in Elkhart County, as a result of the outstanding industry growth. With very low unemployment often comes higher attrition and our industry has not been immune to this problem. Overtime has been running higher for everyone due to these labor constraints and the average wage for employee is up as every business in the area is fighting for employees. All this has increased attrition and labor cost in most businesses. We feel we are faring much better than most of our industry peers in the category of attrition, due to our intense preparation and focus. We are working more than ever on continuously improving our organization by focusing on how we touch the lives of our team members and boosting the cultural environment and strategy of our business to be in more harmony with our business strategy. As a result, we believe our increase in our labor costs year-over-year were not as high as it could have been. Wages at LCI definitely increased, but our attrition rate has helped to lower the overall impact as we dropped 20 full points over last year's attrition results through the first four months. In addition, we've invested heavily in employee programs that we believe will help us to retain our team members over the long term. These added resources range from leadership personnel, operations and HR personnel, to training and leadership programming. These costs are short-term but we believe they will help us sustain lower attrition over the coming years and make our business even more successful. Lower attrition will ultimately improve key metrics like quality, safety and efficiency.

We can't solve all of the industry's labor issues with our attrition initiatives alone, so we're continuing to dedicate a significant portion of our CapEx budget to various automation projects in the coming years. Our spend on automation in 2016 was approximately $5.5 million and we expect that to increase in 2017 and '18. Automation, coupled with our lean manufacturing initiatives, freed up over 150,000 square feet of additional manufacturing space in 2016. In Q1 2017 alone, lean saved about $2 million and freed up approximately 65,000 square feet of manufacturing capacity. Lean initiatives have been critical for LCI as the industry has continued to grow at a record pace. We are currently adding building capacity in excess of 1 million square feet and putting this on line between Q2 of 2017 and Q2 of 2018 to handle increased demand in addition to our lean efforts to free up more space.

We want to thank all the people and teams here at LCI for their efforts and another great quarter, and we thank our customers for putting their trust in us and we're forever grateful for these partnerships.

I'll now turn to Brian Hall, our CFO, who'll discuss the Q1 financial results.

Brian Hall - LCI Industries - CFO

Thank you, Jason, and good morning to everyone joining us on the call. Over the next few minutes, I will provide some additional color regarding the financial results as well as point out some highlights of our cash flows and financial position.

Our consolidated net sales for the first quarter of 2017 increased approximately 18% to a record $498 million. 14% of our sales growth was organic and 4% came from acquisitions. Sales to RV OEMs, our largest customer base, also grew at 18% compared to the first quarter of 2016. The RV industry continued to show strong growth as wholesale shipments of towable RVs and motorized RVs increased 12% and 16%, respectively. Sales to other ROE -- other OEMs outside of RV grew at 17% to over $95 million for the quarter, while our Aftermarket Segment increased sales at over 20% to $36 million for the quarter.

I would also note that April 2017 sales for the Aftermarket Segment grew in excess of 28% over the prior year driven both by seasonality and new business. Acquired revenues were approximately $17 million of the $76 million of consolidated net sales growth.

MAY 4, 2017 / 03:00PM GMT, LCII - Q1 2017 LCI Industries Earnings Call

Consumer confidence, low interest rates, strong U.S. truck sales and favorable demographics are all factors pointing to a bullish outlook for the RV industry. Retail sales of towable RVs are up over 12% when compared to the previous year. We would anticipate the increase in retail to be much higher once all of the various states have reported. Motorized RV content per unit for the 12 months ended March 31, 2017, increased over $164 to $2,022 per unit, while towable RV content per unit increased $80 to $3,058 per unit. Growth in furniture, awnings, Furrion and leveling were key contributors to the increases.

We are even more excited about the opportunities to come such as further growth in travel trailer leveling and the release of new Furrion products anticipated over the next 12 months, with a -- which have potential to add a $300 to $400 of content per unit.

Q1 diluted earnings per share increased to $1.71 per share compared to $1.45 per share in Q1 of 2016. The increase in profit resulted from incremental sales, partially offset by increases in labor and material costs. As Jason indicated previously, labor cost have increased when compared to the first half of 2016, but they have somewhat stabilized when compared to the latter half of 2016. These costs include increased wages as well as investments in leadership and employee talent and retention to support our future growth plans. We continue to remain focused on lean, automation and attrition initiatives to combat these challenges.

Material costs, primarily steel and aluminum, have increased slightly during the fourth quarter of 2016 and first quarter of 2017. Aluminum costs, as an example, have increased over 17% when compared to Q1 of 2016 and is a primary component for many of our products. Also, non-cash depreciation and amortization increased over $1.3 million when compared to Q1 of 2016. Our return on invested capital remains strong at just over 40% on an LTM basis and reflects our team's focus on investments for high return.

As mentioned in the release, we adopted a new accounting standard related to employee share-based payments that requires excess tax benefits related to the vesting or exercise of such payments to be recognized in our income tax provision rather than in additional paid-in capital or equity. Adoption of this new standard resulted in a discrete Q1 tax benefit of $5.2 million. Our share-based payments primarily vest and/or exercise during the first and fourth quarters each year.

The company's financial position and cash flow remain strong while using $11 million in cash for business acquisitions, $12 million for capital expenditures and returning $12 million to shareholders in the form of dividends, we ended the quarter with a net cash position of $15 million at March 31, 2017. This cash position, along with the borrowing availability under our amended credit facility, position us well for future investments.

That is the end of our prepared remarks. Charlotte, we are ready to entertain questions. Thank you.

MAY 4, 2017 / 03:00PM GMT, LCII - Q1 2017 LCI Industries Earnings Call

QUESTION AND ANSWER

Operator

(Operator Instructions) Our first question comes from the line of Daniel Moore from CJS Securities.

Daniel Joseph Moore - CJS Securities, Inc. - MD of Research

You gave a lot of detail, Jason thank you very much, as it relates to a lot of the components: labor costs, some input costs. Just taking a step back, looking at EBIT margins. Last year, a huge step up, up 370 basis points. A little step back in Q1, down 100 plus. Just looking at fiscal '17 and all the puts and takes, do you expect to be able to match the 12% EBIT margin that we saw in 2016 this year? Or will some of those headwinds that we talked about maybe make that a little bit more challenging?

Jason D. Lippert - LCI Industries - CEO and Director

Dan. I think that all in all, yes, we feel comfortable with the 12% and I think we made some comments on that toward either Q3 or Q4 last year on our call. Brian will give color in a minute but as you know, we're improving margins over Q3 and Q4 of last year so we're heading on the right track, we've got some -- a little bit of headwinds or fight with labor as we discussed but all in all, we feel like that number is obtainable.

Brian Michael Hall - LCI Industries - CFO

Yes. I think I would add to that, Dan. When you really go back and look at 2016 and the overall 12-plus percent that we earned for the year, Q1 was 13.2%, Q2 was 13.5% and then we saw some pretty sizable reduction to 10.9% and 10.1%. A lot of that as we've discussed previously was -- were changes in our commodity prices, the timing of when we're putting through price reductions with our customers as well as the increasing labor cost that we were seeing through the latter half of the year. So when you look at 2017, I'd look at Q1 as being an improvement over the latter half of 2016 and you should start to see some better comps as we move beyond Q2 of 2017.

Jason D. Lippert - LCI Industries - CEO and Director

And just to close out the question, I think too just -- the invest -- the heavy investment in programming and labor and attrition initiatives and everything that we're doing, that starts to recede a little bit as we get into the rest of the year. So as Brian said, comps should get better as we get past Q2.

Daniel Joseph Moore - CJS Securities, Inc. - MD of Research

Really helpful, I appreciate it. And then getting a little bit more granular as it relates to gross margins. Can you give us a sense or isolate the impact of rising input costs of aluminum and steel that we saw on the quarter?

Scott T. Mereness - LCI Industries - President

Yes, Dan, this is Scott. So in terms of material costs, it definitely has been a little bit more of a headwind since the last time we spoke. In terms of the last earnings call, first and foremost, we always talked about raw materials being volatile and one of the things that we have to look at when raw materials go up, are potential price increases, so those don't always match up nice and neat from quarter-to-quarter. So you look at this first quarter this year, we're seeing some impact there from primarily due to aluminum. But as you see, price increases go into effect and potentially that volatility mitigating, we feel like we should be able to control that (inaudible).

Daniel Joseph Moore - CJS Securities, Inc. - MD of Research

MAY 4, 2017 / 03:00PM GMT, LCII - Q1 2017 LCI Industries Earnings Call

Got it. And then lastly, talk about, Jason, maybe some larger acquisitions in the pipeline? That obviously you are continuing -- do we expect to see more like Sessa internationally? Or -- I'm sure you're looking sort of across the board but where is the greatest area of opportunity that you're seeing and maybe either geographically or adjacent market?

Jason D. Lippert - LCI Industries - CEO and Director

I think because there are -- as we've stated, so often our real growth looks to be the adjacent market category and still some in RV and some international. But the greatest opportunity for us in the -- are in the adjacent markets. So -- and that's kind of what we've shown over the last 2 years of acquisition strategy as a lot of acquisitions in these adjacent markets with marine and bus and cargo trailer and specialty vehicles and things like that. So that's kind of the focus. And we've said in the past, we want to take international slow. We feel we've got a great strategy there because it's such a different culture and it's different market and everything's a lot different than what we deal with here in the States so we're taking that strategy -- we're taking that strategy slow but calculated.

Scott T. Mereness - LCI Industries - President

Dan, this is Scott. Just one more quick comment there. When you -- a lot of you guys have spent a lot of time looking at our $4 billion slide of market opportunity. But within -- just a reminder, within the RV space of roughly $1.8 billion, just over $1 billion is products that we would grow organically. So when you think about it from an acquisition standpoint, of the $1.8 billion and within North American RV, it's really only $800 million give or take in acquisition opportunities there, and then $2.2 billion in non-North American RV markets. So definitely, you could expect that the trend of non-North American acquisition -- non-North American RV acquisitions is being a little bit more prevalent. The odds are probably high just based on the numbers that we've laid out. Jason talked about a few new markets today that we still don't have in the 4 billion-dollar market. You talked about the hitch market and even the cargo management market. So those are things that I've always told people that are not in that market. So we've got lots of upside. We do now have close to 200 team members in Europe after those 2 acquisitions. So you know the first 2 are a little bit small but now with boots on the ground and the leadership teams in place, it's a little bit easier for us to look and play with larger deals. But like Jason said, we won't venture too far size wise -- too far from where we are at least right now we won't in Europe for sure.

Daniel Joseph Moore - CJS Securities, Inc. - MD of Research

Thank you very much. And did I hear April Aftermarket up 28%? Is that the right number?

Jason D. Lippert - LCI Industries - CEO and Director

Yes.

Daniel Joseph Moore - CJS Securities, Inc. - MD of Research

Perfect, thanks gentlemen.

Operator

Our next question comes from the line of Kathryn Thompson from Thompson Research.

Kathryn Ingram Thompson - Thompson Research Group, LLC - Founding Partner, CEO, and Director of Research

Just digging a little bit further into segment margins. First, could you just confirm that for at least the OEM side, labor and raw materials were the greater driver for margin compression? And then second, digging a little bit more into Aftermarket, how much of the margin compression was driven by mix, labor, rising raw materials or other factors we should take into consideration? Thank you.

Brian Michael Hall - LCI Industries - CFO

MAY 4, 2017 / 03:00PM GMT, LCII - Q1 2017 LCI Industries Earnings Call

I think when you look at the reduction in margins just year-over-year, Q1-to-Q1, I look at labor and over -- labor and materials within our gross margin to be somewhat equal in the driving force there, the reduction. Specific to Aftermarket, I think that what's driving most of that would be changes in mix slight -- not 50-50. So I would put greater weight in the change in mix versus the increase in additional cost -- operating costs there.

Jason D. Lippert - LCI Industries - CEO and Director

And I'd add that, real quick, that mix is -- it's always literally mixed bag because the mix shift can change and we can see more fifth-wheels produced but just more entry-level fifth-wheels produced and not be a bigger driver as what you might think. But also, just to add that we're -- when we mention we're putting a million square feet online here in the very near future. So we're -- we have a lot of investment around that in getting people and equipment and processes ready to put that online. And we can't just put it all online in Q2 and Q3, all at once. So we got to prepare for that and plan for that and we're seeing some of that as well. So there's a lot of investment in the business right now, similar to 2014. But I think the real story in terms of how 2017, '18 is going to be different than '14 is that we ran on 100% attrition in 2014. So as you can imagine, it's a much harder to deal with the growth and add the new capacity and deal with all that with 100% attrition. That it is where we are today at about -- just about 40%.

Scott T. Mereness - LCI Industries - President

Kathryn, this is Scott, I'd just add one more thing. Again when you look at margins, I think, like Brian was just saying, our quarter-by-quarter margins, you've got to look at -- I think the right way to look at it would be full year of '16 as compared to what we turned in for the first quarter of this year. 13.2, 13.5, 10.9, 10.1, it's a largely -- the material tailwind started we talked about halfway through the third quarter of 2015 and then full quarters in Q4, Q1 and Q2. So these comps and the way to probably best to look at it would be a full year operating margin, which is 12.1, and then we turned in 11.9. So I think I would encourage everybody to continue to look at it at that way as opposed to a great comp versus something that's -- maybe sounds worse than it actually is.

Jason D. Lippert - LCI Industries - CEO and Director

And we got -- just to not keep piling on, but we've had some materials benefit Q1 last year with respect to materials obviously, and we're seeing the opposite of that now. We didn't set the decrease in place until midway through the second quarter last year. No different than we're not going to set the increases in place till second quarter this year. So hopefully that helps give you some additional color.

Kathryn Ingram Thompson - Thompson Research Group, LLC - Founding Partner, CEO, and Director of Research

Yes, and just one -- one just clarification. At the very beginning when you said labor and materials were roughly equal impact on the quarter. Is that for consolidated? Or was that just for the OEM segment in particular?

Brian Michael Hall - LCI Industries - CFO

Consolidated. But really, OEM is the larger segment.

Kathryn Ingram Thompson - Thompson Research Group, LLC - Founding Partner, CEO, and Director of Research

Yes, okay. And just a follow on the margin question. I know there's a lot of talk about labor, materials and mix. But to what extent have newer acquisitions over the past 6 to 12 months, impacted your margin profile as you pull those into the company?

Brian Michael Hall - LCI Industries - CFO

I think that a lot of these adjacent -- we've discussed many times in the past but a lot of the -- our focus on adjacent industries as well as Aftermarket, they tend to be favorable from a margin perspective. And international seems to be a little bit different and move in slightly different pace but it's -- those are relatively small when you look at the last 12 to 18 months worth of acquisitions.

MAY 4, 2017 / 03:00PM GMT, LCII - Q1 2017 LCI Industries Earnings Call

Scott T. Mereness - LCI Industries - President

I would just answer the question I don't think acquisitions really have impacted us positively or negatively when you look at the overall book of business.

Jason D. Lippert - LCI Industries - CEO and Director

In the past year.

Scott T. Mereness - LCI Industries - President

In the past 6 to 12 months.

Kathryn Ingram Thompson - Thompson Research Group, LLC - Founding Partner, CEO, and Director of Research

Perfect, that's helpful. Then finally on acquisitions. I know you had a few comments with CJS just prior. But taking just another stab at this. As you look at acquisitions, we know you're more focused on Aftermarkets -- basically markets outside your core market. But that said, would you be open to taking on a larger acquisition in the industry in which you participate?

Jason D. Lippert - LCI Industries - CEO and Director

With respect to the Aftermarket? Or just...

Kathryn Ingram Thompson - Thompson Research Group, LLC - Founding Partner, CEO, and Director of Research

Aftermarket and OEM. I mean, what's your comfort level in terms of a potential acquisition size, that you'd be willing to take on, given where we are in the cycle and your relatively clean -- your very clean balance sheet?

Jason D. Lippert - LCI Industries - CEO and Director

Yes, we've made comments in this call and others where we're starting to look at bigger deals and they've got to stick with our -- we're sticking with our discipline and we're -- multiples have changed in the last 12 months and you get to a bigger deal size and multiples are different. So we're wrestling with all that carefully but it's safe to say that we're looking at deals that are larger than historical. You want to add anything to that?

Scott T. Mereness - LCI Industries - President

No, I mean, Kathryn, we've talked in the past that our appetite for debt and leverage is different than other companies. I still would consider our company on a forward basis if you look out over the next 3 to 5 years, still fairly conservative. That being said, I think we're more apt to carry a little bit of debt to fund some acquisitions. And if we ventured in the neighborhood of one or maybe even 2x debt or EBITDA rather, that's not something that we look at as super risky first and foremost. And secondly, when you look at larger acquisitions, you probably will be -- could potentially be getting into that type of range.

Kathryn Ingram Thompson - Thompson Research Group, LLC - Founding Partner, CEO, and Director of Research

Okay, that's helpful. And you gave a number for your at April Aftermarket sales. Anything in terms of the OE segment -- OEM Segment? Or is it just a matter of backing up the numbers that gave for your total April number?

MAY 4, 2017 / 03:00PM GMT, LCII - Q1 2017 LCI Industries Earnings Call

Jason D. Lippert - LCI Industries - CEO and Director

Overall, we're 15%. So if you kind of factor the 20 you -- 28% out of it for Aftermarket, obviously, a little bit lower. But wholesale was up 17% in March and 12% in the year obviously and retail is still really strong. And I think, again, that's a real driver. And we've shown historically that we've got a proven track record when there's growth there to get at. We're not only successful getting the growth but we figure out how to get efficient real quick on it and year-over-year, we get better. So -- but with 12% wholesale and almost 12% retail, with the results that we have so far for industry shipments in wholesale, it's an -- and industry shipments -- or retail will get a little bit better with future months reporting. So it's a lot of good news right now.

Kathryn Ingram Thompson - Thompson Research Group, LLC - Founding Partner, CEO, and Director of Research

Thank you very much.

Operator

Our next question will come from the line of Craig Kennison from Baird.

Craig R. Kennison - Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst

Again, on margin here. Just curious if the cost pressure you're seeing is enough to justify a price increase? And if so, how does -- how quickly does that move through the income statement?

Brian Michael Hall - LCI Industries - CFO

Yes, we've mentioned a couple of different times. We're definitely looking on a product-by-product, customer-by-customer basis as we would normally do it. Certainly, where we're experiencing most of the pressure on the material side, there's a lot of aluminum products. You know labor, overall, that's an issue that everybody's dealing with. So the pressure is kind of equal on all sides there. But typically, you would see at least a quarter lag, I would say, before you really start to see any impact of adjustments.

Jason D. Lippert - LCI Industries - CEO and Director

And Craig, several of our product lines are set up on kind of index move. So -- and that index move was a look back. so we'd see those changes in future quarters after we look back. Scott, I don't know if you want to add anything?

Scott T. Mereness - LCI Industries - President

Yes, I mean those mechanisms would either be a one or two quarter lookback, so they do have a little bit of a lag. Again, the two primary raw material inputs that we have, steel and aluminum, in that order, they're volatile. Just looking at their curves over the last year to a year and a half, they could come down just as quickly as they've gone up. So we're patient but at the same point in time, aluminum probably has shown a little bit less volatility in terms of up and down. It's been consistently going up since the beginning of '16. So I think we have a little bit more focus on aluminum based products: windows, doors, awnings, aftermarket-type products, slide-outs, those types of things that carry a heavy aluminum content in their bill-of-material.

Craig R. Kennison - Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst

Thanks, and then on the CapEx front, you got a bigger agenda this year in terms of your capital priorities. Can you just review in a little more detail what your big plans are and where you see the most return for that spend?

MAY 4, 2017 / 03:00PM GMT, LCII - Q1 2017 LCI Industries Earnings Call

Scott T. Mereness - LCI Industries - President

Yes. I think, Brian, on the last call, Brian had talked about our 2017 CapEx initial forecast in the range of $65 million to $75 million. We've got two big projects and some of the cost will, for sure, spill over into 2018. So I guess, I'm giving it to you on maybe a forward 12 as opposed to just calendar year '17. But we've got 2 projects. One new building being built currently under construction in Fort Wayne that will consolidate 2 Fort Wayne furniture facilities under 1 plant, under 1 roof. And then we have a facility in Mishawaka just to the west of Elkhart that would allow us to expand our Aftermarket as well as Furrion growth. When you think about Furrion being a distributed item, obviously, with that sales growth, we're going to need more warehousing space for that product line. So we're preparing for that. For the Mishawaka add, that would be as a way to alleviate space constraints for Furrion growth as well as success in the Aftermarket. That being said, those two projects are going to exceed $25 million in CapEx money combined. And again, that would be expected over the next 12 to 15 months give or take. So those are -- out of the $65 million to $75 million, those are the two biggest projects that we have. We've got some other big ones but those definitely would be some of the big ones. Then again, talk about -- when we add buildings, it sometimes carries a step function. So you look at the last time we added to the Aftermarket space was back in the beginning of 2014. We're 3 years later; we're talking about adding that. Furrion is coming up on its 2-year birthday in July in terms of when we inked that deal. So we're two years into that and now need some space there. And then our furniture plant in Fort Wayne is a labor play as well as a capacity play. So we're trying to move slightly outside of the Elkhart County market to deal with the tightening labor market. But we also need space due to the success of the marine furniture market that we're having in that space, as well as adding some additional redundant capacity for our RV furniture that's located in Goshen.

Craig R. Kennison - Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst

And lastly, on that Furrion comment you made. Could you share more detail on how you see that relationship unfolding on next, let's say, 12, 24 months?

Scott T. Mereness - LCI Industries - President

Well from a space standpoint, so we've just been reviewing in the last couple of days and it's all based on how successful the products are. But the products look great, the cost looks great, we've got commitments from our customers and again, these are products that carry quite a bit of content per vehicle in terms of dollars but they're also quite large. So that means we got to be prepared from a space and logistics standpoint. But the $800 million market opportunity within the Furrion group of products is out there. And I think we've commented on past calls that we have a relatively low market share, not 0 but closer to 0 than $800 million. So lots of upside and we've got to be prepared for that growth. And so with the building add in Mishawaka, that's really part of that preparation for the growth.

Jason D. Lippert - LCI Industries - CEO and Director

And I'd add, Craig, on that. We're super excited about the Furrion lineup of products and they have -- done everything that they said they're going to do and provide us new product opportunities and product development. We've got the several new products coming online by the end of year. And right now, I think, we're in the hundred and -- out of the $700 of content we feel there is through all their product offerings that they're going to put online over the couple of years, so we're in the maybe the $125 range. They're opening up their innovation center here on May 18. It's $5 million facility that's going to be able to showcase kitchens and electronic products and all the different products that they're going to launch and do a big lunch for our customers and the public in a couple of weeks. So we'll be able to talk a lot more about products that are going to add significant content in the next 12 months by the next earnings call.

Scott T. Mereness - LCI Industries - President

Yes, Craig, just a clarification because I know in the speeches and what not, we talk about the Furrion content over x amount of months or years. When you look at $800 million on 400,000 units, the math there is different than some of the numbers quoted. So I just want to make sure everybody understands that what we've quoted today is kind of that near-term expectation. It's not necessarily the full potential. But we're being conservative when we talk about a few $100 or $600 or $700 as opposed to -- the change is on a regular basis and we've got all markets for that. So we've got Aftermarket, we've got cargo trailers, equestrian trailers, buses, marine, we can put -- we can plug Furrion products in most of the markets that we've got in our adjacent on top of RV.

Craig R. Kennison - Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst

Got it, thank you.

Operator

MAY 4, 2017 / 03:00PM GMT, LCII - Q1 2017 LCI Industries Earnings Call

Our next question comes from the line of Steve O'Hara from Sidoti & Company.

Stephen O'Hara - Sidoti & Company, LLC - Research Analyst

Hi, just a question. Maybe you addressed this, I had some connectivity issues. But can you just talk about the difference in the tax rate? It seems like it's pretty common this quarter. Was there an offset in SG&A? I mean if you look at the cash flow statement, it looks like there was a few noncash items that hit. And I'm just wondering if that was above the line or below the line? And maybe that contributed to maybe some of the margin pressure?

Brian Michael Hall - LCI Industries - CFO

Right, no -- Steve, there's no -- there's not any additional cost that's offsetting up in the SG&A line. I mean, you do have the increases in stock-based compensation slightly year-over-year but it's not a -- it's not offsetting that $5.2 million benefit that's running through the income tax line this year. So they're really -- not to bore everyone with the details of the GAAP, but I will, because it's my world. It's the -- really just the appreciation on the market value of our stock versus the value that the stock-based compensation is reflected through our P&L. So as our stock prices went up, it creates more of the benefit. And that -- and historically, it always went to equity and now it's running through the income tax line.

Stephen O'Hara - Sidoti & Company, LLC - Research Analyst

Okay, and so the $5.2 million that's on the cash flow statement, that was in the tax line?

Brian Michael Hall - LCI Industries - CFO

Yes.

Stephen O'Hara - Sidoti & Company, LLC - Research Analyst

Okay, all right. And then just -- I hate to just beat a dead horse here but on the April sales growth number, I mean, I think it was lower than maybe the January number. I don't know if that's a seasonal issue or -- and it sounded like there -- some of the components of the total number were a bit higher. I mean, what's your confidence level that, that's not a bad number going forward? Or how do you feel about that?

Jason D. Lippert - LCI Industries - CEO and Director

I think it's just a testament that the industry is continuing strong. I think there's a day short on this April versus last April and that has a significant impact, obviously, if we're a day's different, but on a quarter it'll all even out. And like I said in our initial comments that the OEMs are rolling. They're adding new plants almost every month. We've got Grand Design, Jayco, all the [Thor] facilities, motorhomes, towables alike, Forest River. They're all adding plants right now so there's new capacity coming online and wholesale is strong and retail is strong. So we're just trying to deal with the growth the best we can, given all the other constraints and challenges there are with labor and other things and the investments that we're making. But like I said, it's a lot easier to deal with these great problems with a much lower attrition number than we had historically dealt with.

Stephen O'Hara - Sidoti & Company, LLC - Research Analyst

Ok, I think that will do it. Thank you.

Operator

MAY 4, 2017 / 03:00PM GMT, LCII - Q1 2017 LCI Industries Earnings Call

(Operator Instructions) Our next question comes from the line of Danial Moore from CJS securities.

Daniel Joseph Moore - CJS Securities, Inc. - MD of Research

Thanks again. A quick capital allocation question that I'm -- I probably know the answer to but I'll ask it anyway. You've always favored dividends, specials in the past and now we're regular and the occasional special. But we have the sort of bifurcation in what's going on in the industry versus fear of the cycle and it creates a little bit more volatility around your stock. And I'm just wondering if you might think about adding buybacks to the mix to be opportunistic given your, obviously, continued positive outlook going forward? Just any thoughts there.

Brian Michael Hall - LCI Industries - CFO

It's certainly something that we consider on a regular basis with our board. We've looked at the opportunity versus where we see the value of our stock and we'll continue to do so.

Daniel Joseph Moore - CJS Securities, Inc. - MD of Research

Fair enough, appreciate it.

Operator

At this time, I'm not showing any further questions. I would like to turn the call back over to Jason Lippert for any closing remarks.

Jason D. Lippert - LCI Industries - CEO and Director

I would just want to thank everybody for being on the call today, and stay tuned for second quarter results. Thanks very much.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program, and you may all disconnect. Everyone, have a great day.

Editor

Forward-Looking Statements

This transcript contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's Common Stock and other matters. Statements in this transcript that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this transcript are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this transcript, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, employee benefits, employee retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs

MAY 4, 2017 / 03:00PM GMT, LCII - Q1 2017 LCI Industries Earnings Call

of compliance with environmental laws, laws of foreign jurisdictions in which we operate, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and in the Company's subsequent filings with the Securities and Exchange Commission. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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